Exhibit 99.1

CONSENT TO JOINT FILINGOF
SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1)(iii) of the Rules and Regulations of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is, and any future amendments thereto may be, filed on behalf of each of them.

Dated: February 10, 2006 /s/ William Lei Ding Mr. William Lei Ding Shining Globe International Limited By: /s/ William Lei Ding Name: William Lei Ding Title: Sole Beneficial Owner and Manager